Exhibit 2.2

Execution Version

FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT

This First Amendment to Equity Purchase Agreement (this “Amendment”) is entered into on August 14, 2025, by and among (a) STINorland USA, Inc., a California corporation (“Buyer”), (b) Array Technologies, Inc., a Delaware corporation (“Parent”), (c) APA Solar, LLC, an Ohio limited liability company (the “Company”), (d) SunHoldings, LLC, an Ohio limited liability company (“Seller”) and (e) each of Joshua Von Deylen, Joseph Von Deylen and David Von Deylen, each a natural person residing in the State of Ohio (each, a “Guarantor” and, collectively, the “Guarantors”). Each of Buyer, Parent, the Company, Seller and the Guarantors are also referred to herein as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, the Parties previously entered into that certain Equity Purchase Agreement, dated as of June 17, 2025 (as amended from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

1. Amendment to Definitions.

(a) Capitalized terms used herein but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

(b) The following defined terms shall be added to the table in Section 1.2:

Deferred Consideration Installment Date	Section 2.6(a)
Second Deferred Consideration Installment Date	Section 2.6(a)(ii)
Third Deferred Consideration Installment Date	Section 2.6(a)(ii)

(c) The following defined term shall be deleted from the table in Section 1.2:

Deferred Consideration Anniversary	Section 2.6(a)

(d) The section references corresponding to following defined terms in the table in Section 1.2 shall be amended as follows:

Deferred Consideration Shares	Section 2.6(b)
Employed Guarantor	Section 2.6(d)
Registration Rights	Section 2.6(b)
Representation Letter	Section 2.6(b)
Rule 144	Section 2.6(b)

2. Amendment to Section 2.6. Section 2.6 is hereby deleted in its entirety and replaced in its entirety as follows:

“Section 2.6 Payment of Deferred Consideration.

(a) Subject to Section 2.6(c), Seller shall be eligible to receive an amount of consideration equal to 20% of the Final Purchase Price as compensation (the “Deferred Consideration”), which shall be paid (or issued, as applicable) in the installments and on the dates set forth below (each such installment, a “Deferred Consideration Installment,” and each such installment date, a “Deferred Consideration Installment Date”), in each case, by either or any combination of, as determined in Parent’s sole discretion, (1) a wire transfer of immediately available funds to the account(s) designated by Seller in the Estimated Closing Statement (or such other account(s) as Seller may designate to Buyer in writing at least five (5) Business Days prior to the applicable Deferred Consideration Installment Date) or (2) the issuance by Parent of an aggregate number of shares of Parent Common Stock (rounded to the nearest whole share) equal to (x) the amount of the applicable Deferred Consideration Installment being paid in Parent Common Stock divided by (y) the closing price per share of Parent Common Stock on the Nasdaq Capital Market, or any other national securities exchange on which the shares of Parent Common Stock are then traded, on the last trading day immediately prior to the applicable Deferred Consideration Installment Date:

(i) an amount equal to fifty percent (50%) of the Deferred Consideration shall be paid (or issued, as applicable) within five (5) Business Days following the first anniversary of the Closing Date;

(ii) an amount (the “Second Deferred Consideration Installment”) equal to (x) fifty percent (50%) of the Deferred Consideration multiplied by (y) the quotient obtained by dividing (A) the total number of calendar days following the Closing Date through December 31, 2026 (the “Second Deferred Consideration Installment Date”) by (B) the total number of calendar days following the Closing Date through the second anniversary of the Closing Date (the “Third Deferred Consideration Installment Date”), which such amount shall be paid (or issued, as applicable) on the Second Deferred Consideration Installment Date; and

(iii) an amount equal to (x) fifty percent (50%) of the Deferred Consideration less (y) the Second Deferred Consideration Installment, which such amount shall be paid (or issued, as applicable) within five (5) Business Days following the Third Deferred Consideration Installment Date.

(b) All such Parent Common Stock comprising any Deferred Consideration (if any) shall be issued by Parent to Seller in book entry form and contain or be subject to the applicable restrictive legends set forth in Exhibit D. Notwithstanding anything to the contrary herein, to the extent that any issuance of Deferred Consideration Shares would require stockholder approval under Nasdaq Listing Rule 5635(a) and such approval has not been obtained, in lieu of issuing such Deferred Consideration Shares, Parent shall elect to pay such portion of the Deferred Consideration in cash in accordance with this Section 2.6. If Parent issues any shares of Parent Common Stock as Deferred Consideration (“Deferred Consideration Shares”), upon receipt of a Representation

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Letter (as defined below) in connection with each such issuance, as may be reasonably requested by Parent, and subject to Seller’s compliance with the provisions and requirements of Rule 144 promulgated under the Securities Act (“Rule 144”), Parent agrees to assist Seller to remove the restrictive legend from such Deferred Consideration Shares upon request, including (i) authorizing and directing, within ten (10) days of Parent’s receipt of the Representation Letter, Parent’s transfer agent to remove the restrictive legends, (ii) obtaining a legal opinion from Parent’s authorized counsel at Parent’s expense, which shall occur within ten (10) days of Parent’s receipt of the Representation Letter, and (iii) cooperating and communicating with Seller, its broker and the transfer agent to clear such Deferred Consideration Shares of restriction as soon as reasonably practicable. In connection with any such legend removal, Seller shall provide Parent any such information that Parent, its transfer agent or it counsel deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if applicable) a certification (x) that Seller is not an Affiliate of Parent (and a covenant to inform Parent if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction) and (y) regarding the length of time the Deferred Consideration Shares have been held (it being understood that Rule 144(d)(3)(iii) shall apply to any Deferred Consideration Shares) (any such certification, a “Representation Letter”). If, at the time any Deferred Consideration Shares are issued to Seller and such Deferred Consideration Shares are not eligible for resale pursuant to Rule 144 without volume or manner-of-sale restrictions, Parent shall use its commercially reasonable efforts to register such Deferred Consideration Shares for resale under the Securities Act (the “Registration Rights”) as soon as reasonably practicable. For the avoidance of doubt, Parent shall have no obligation to register, and Seller shall have no Registration Rights with respect to, any Deferred Consideration Shares if, upon issuance to Seller, such shares are eligible for resale pursuant to Rule 144 without volume or manner-of-sale restrictions.

(c) If the Shortfall Amount (if any) is satisfied pursuant to Section 2.4(d), the aggregate Deferred Consideration eligible for payment to Seller pursuant to Section 2.6(a) shall be increased by an amount equal to twenty percent (20%) of the absolute value of the Shortfall Amount. For the avoidance of doubt, it is the intent of this Section 2.6(c) to adjust the Deferred Consideration, in the event Seller is required to pay Buyer a Shortfall Amount, such that the aggregate consideration eligible to be paid to Seller in accordance with Section 2.2(a) is equal to the Final Purchase Price.

(d) Notwithstanding the foregoing, upon (i) the termination of the employment of any Guarantor, in each case who is employed by the Company (or an Affiliate thereof) pursuant to an Employment Agreement (an “Employed Guarantor”), for Cause (as such term is defined in such Employed Guarantor’s Employment Agreement) pursuant to Section 9(d) of such Employed Guarantor’s Employment Agreement or (ii) the voluntary resignation from employment from the Company (or any Affiliate thereof) by any Employed Guarantor pursuant to Section 9(f) of such Employed Guarantor’s Employment Agreement, the amount of any then unpaid (or unissued, as applicable) Deferred Consideration Installment that would otherwise be eligible for future payment (or future issuance, as applicable) pursuant to this Section 2.6 shall be reduced by an amount equal to such Employed Guarantor’s Pro Rata Percentage of such Deferred Consideration Installment.”

3. Continuation of Agreement. From and after the date of this Amendment, all references to the Agreement set forth herein or in any other agreement or instrument shall, unless otherwise specifically provided, be references to the Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time by the Parties.

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This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Agreement except as expressly set forth herein. As amended hereby, the Agreement shall continue in full force and effect according to its terms. For the avoidance of doubt, neither the execution of this Amendment nor any of the actions contemplated hereby shall serve as a basis for either Employed Guarantor to terminate their employment with the Company (or any Affiliate thereof) for Good Reason (as defined in the Employed Guarantor’s Employment Agreement) (or similar term) pursuant to their respective Employment Agreement or otherwise.

4. Compliance with Agreement. The Parties acknowledge and agree that this Amendment complies with the requirements to amend or modify the Agreement, as stated in Section 9.1 of the Agreement.

5. Incorporation. The Parties acknowledge and agree that Article IX of the Agreement shall be incorporated herein, mutatis mutandis.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date set forth above.

BUYER:

STINORLAND USA, INC.

By:	/s/ Kevin Hostetler
Name:	Kevin Hostetler
Title:	Chief Executive Officer

Signature Page to First Amendment to Equity Purchase Agreement

PARENT:

ARRAY TECHNOLOGIES, INC.

By:	/s/ Kevin Hostetler
Name:	Kevin Hostetler
Title:	Chief Executive Officer

Signature Page to First Amendment to Equity Purchase Agreement

COMPANY:

APA SOLAR, LLC

By:	/s/ Joshua Von Deylen
Name:	Joshua Von Deylen
Title:	Chief Executive Officer

Signature Page to First Amendment to Equity Purchase Agreement

SELLER:

SUNHOLDINGS, LLC

By:	/s/ Joshua Von Deylen
Name:	Joshua Von Deylen
Title:	Authorized Member

Signature Page to First Amendment to Equity Purchase Agreement

GUARANTORS:

/s/ Joshua Von Deylen
Joshua Von Deylen

/s/ Joseph Von Deylen
Joseph Von Deylen

/s/ David Von Deylen
David Von Deylen

Signature Page to First Amendment to Equity Purchase Agreement